EXHIBIT 11

                       CUMMINS ENGINE COMPANY, INC.
              SCHEDULE OF COMPUTATION OF PER SHARE EARNINGS
           FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1995
           ___________________________________________________
                    (Millions, Except Per Share Data)
                    _________________________________


                                           Weighted
                                           Average     Net     Calculated
                                            Shares   Earnings  Per Share
                                           ________  ________  __________
1995
____

Earnings available for common stock
 shareholders                                40.6      $224      $5.53
Options                                        .1         -
                                             ____      ____
Primary and fully diluted earnings
 per share                                   40.7      $224      $5.52
                                             ____      ____

1994
____

Earnings available for common stock
 shareholders                                41.2      $253      $6.14
Options                                        .2         -
                                             ____      ____
Primary and fully diluted earnings
 per share                                   41.4      $253      $6.11
                                             ____      ____
1993
____

Earnings available for common stock
 shareholders                                34.9      $169      $4.85
Options                                        .4         -
                                             ____      ____
Primary earnings per share                   35.3       169      $4.79
Convertible preference stock                  3.0         8
                                             ____      ____
Fully diluted earnings per share             38.3      $177      $4.63
                                             ____      ____